Exhibit 10.34

PACER INTERNATIONAL, INC.
2013 PERFORMANCE BONUS PLAN

I.    BONUS PLAN

The Pacer International, Inc., 2013 Performance Bonus Plan (the “Bonus Plan”) is a variable pay plan providing compensation payments that are contingent upon achieving pre-determined performance objectives or criteria with respect to the 2013 fiscal year period of Pacer International, Inc. (“Pacer International”), and its subsidiaries (collectively with Pacer International, the “Company”). The Bonus Plan does not include payment or provision for salary increases (whether based on merit or otherwise), profit-sharing, savings or retirement plans, or recognition awards.

The Bonus Plan will be communicated by the senior management of the Company’s various lines of businesses (“LOBs”) or corporate units (Finance, Legal, Human Resources, IT, etc.) to their respective associates; among other things these communications will outline the Bonus Plan’s performance objectives for the specific unit as well as for the entire Company on a consolidated basis. The objective of this communication process is to create a “line of sight” link between the Bonus Plan’s performance objectives and the success of the LOBs and the overall Company.

The Bonus Plan is a “pool-funded” program with monthly accruals for all LOBs booked at the corporate level based on the LOBs and the Company’s actual performance against the Bonus Plan’s performance objectives during the relevant period. These accrual decisions are determined by the Chief Executive Officer and Chief Financial Officer of Pacer International, as appropriate.

The Bonus Plan’s objectives are to:

•	align individual behavior with stated business goals and objectives;

•	encourage achievement of specific business goals and objectives;

•	improve LOB, support department, and overall Company performance; and

•	attract and retain critical talent for the Company.

The performance objectives that are required to be satisfied in order for the Company and each LOB to award and pay bonuses with respect to the 2013 calendar year are comprised of LOB gross margin, contribution margin, volume or operating income (other similar metrics) targets and Company‑wide consolidated operating income targets; these objectives are established by Company management and approved by the Compensation Committee of the Pacer International Board of Directors (the “Compensation Committee”) based on the Company’s 2013 operating plan and budget approved by the Board of Directors. Individual associates who are eligible to participate in the Bonus Plan are assigned a target bonus opportunity expressed as a percentage of annual base salary.

Exhibit 10.34

Distribution of bonuses will occur after the determination and funding of the LOBs and Corporate bonus pools, and is expected to take place in February of the following year. Each award under this Bonus Plan to an individual who is a covered associate under Section 162(m) of the Internal Revenue Code, is designated as a Performance Cash Incentive under the Pacer International 2012 Omnibus Incentive Plan (the “Omnibus Plan”), and will be subject to the applicable rules under the Omnibus Plan for such type of Award. To maintain the deductibility of Performance Cash Incentives under the Bonus Plan pursuant to Section 162(m) of the Internal Revenue Code, the distribution of bonuses to the Pacer International Chief Executive Officer and four other most highly compensated officers of the Company will not occur until the Compensation Committee has certified that the performance objectives for the payment of such bonuses have been met.

II.     INDIVIDUAL BONUS AWARDS

Once the LOB and the Corporate Bonus Pools have been determined, individual bonus awards are determined based on a combination of an individual’s performance and his or her contribution to his or her LOB. The Corporate Human Resources Department will provide the various LOB management teams with guidelines on assessing an individual’s performance and contribution and making bonus distributions once the LOB bonus pools have been determined. Individual bonus distributions should be based on performance and contribution, and those individuals who perform or contribute at a higher level should be recognized for their performance and contribution.

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As noted, actual bonus awards should be determined based on two components, individual performance and contribution to the success of the LOB (or support department within the LOB). Associates who receive a “Misses or Misses +” rating on their performance reviews will not be eligible for any portion of their bonus for the period in which they received the rating.

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An eligible associate must be an active associate at the time the bonus distribution occurs to be eligible to receive the bonus. For purposes of the Bonus Plan, any associate who has given notice prior to the distribution date of intent to end employment after the distribution date shall not be considered an active associate and shall not be entitled to receive a bonus. An associate who retires in the year in which bonuses are earned and is currently retired at the time the bonus is paid may be entitled to a partial bonus payment pro-rated through the date of retirement in the sole discretion of the Chief Executive Officer of Pacer International. An associate who is on approved FMLA or other leaves of absence (not protected under FMLA) may also be entitled to a bonus payment upon his or her return from leave as required by law.

Exhibit 10.34

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An associate with less than one year of employment who began their employment before October 1 of that year may be eligible for a pro-rated bonus. Associates hired after October 1 will not be eligible for a bonus until the following plan year, assuming they qualify under the terms and conditions of the plan for that year. Bonus payments will be determined by applying the target bonus percentage in effect at the end of the fiscal year to the associate’s base salary earned during the bonus period. The Company shall deduct from all cash distributions under the Bonus Plan any taxes required to be withheld by federal, state, local or foreign government or taxing authority and 401k contributions.

III.    GENERAL TERMS

Nothing in the Bonus Plan shall confer upon any participant any right or expectation to continue in the Company’s employ, or to interfere in any manner with the absolute right of the Company to change or terminate a participant's employment at any time for any reason. Neither the Bonus Plan nor any bonus award or right to receive any bonus award shall create or be construed to create a trust or separate fund of any kind or any fiduciary relationship between the Company and any participant or other person. Any right to receive payments from the Company under the Bonus Plan shall be no greater than the right of an unsecured general creditor of the Company.

During a participant’s lifetime, each bonus award, and each right under any bonus award, shall be exercisable only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No bonus award, and no right under any bonus award, may be assigned, alienated, pledged, attached, sold or otherwise transferred to, or encumbered by a participant other than by will or by the laws of descent and distribution and any such purported transfer or encumbrance shall be void and unenforceable against the Company.

The Bonus Plan is a discretionary plan provided by the Company, and it may be amended, modified or supplemented at any time and from time to time, and may be canceled or terminated at any time, in the sole discretion of the Compensation Committee. In addition to, or in lieu of, the bonus formulas contained in the Bonus Plan, in the event of special or extraordinary circumstances management may recommend to the Compensation Committee retention, incentive or other bonus grants or awards, but the grant, award or payment thereof, including any terms and conditions relating thereto, shall be in the sole discretion of the Compensation Committee. The Bonus Plan shall be administered by or under the direction and supervision of the Chief Executive Officer of Pacer International, whose determinations shall be final (subject to the approval of the Compensation Committee to the extent required by applicable law or securities exchange listing requirements or to maintain deductibility under Internal Revenue Code Section 162(m)). Any such amendments, modifications, supplements or determinations shall be made in a manner to maintain the deductibility of compensation paid under the Bonus Plan pursuant to Internal Revenue Code Section 162(m) to the extent such regulation would otherwise impair the deductibility of compensation under the Bonus Plan.

The Bonus Plan is intended, and shall be interpreted, to provide compensation that is exempt from IRS Code Section 409A under the short-term deferral rule.  The Company does not warrant that the Plan will comply with IRS Code Section 409A with respect to any Bonus Plan participant or with respect to any payment, however.  In no event shall the Company nor any director, officer, or associate of the Company nor any member of the Compensation Committee be liable for any additional tax, interest, or penalty incurred by a participant as a result of the Bonus Plan’s failure to satisfy the requirements of IRS Code Section 409A, or as a result of the Bonus Plan’s failure to satisfy any other requirements of applicable tax laws.

Exhibit 10.34

No member of the Board of Directors or any committee of the Board of Directors of Pacer International or any of its subsidiaries, nor any officer of Pacer International or any of its subsidiaries delegated authority under the Bonus Plan, shall be liable for any action, omission or determination made in good faith by such member, by the Board of Directors or any committee of the Board of Directors of Pacer International or any of its subsidiaries, or by any such officer with respect to the Bonus Plan or any bonus award.

The Bonus Plan shall be construed under the laws of the State of Tennessee, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

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